Exhibit (b)(3)

JPMorgan Chase Bank, N.A. J.P. Morgan Securities Inc. 270 Park Avenue New York, New York 10017	Lehman Commercial Paper Inc. Lehman Brothers Inc. 745 Seventh Avenue New York, New York 10019	SunTrust Bank SunTrust Capital Markets, Inc. 303 Peachtree Street, NE 24th Floor Atlanta, Georgia 30308

Canadian Imperial Bank of Commerce CIBC World Markets Corp. 300 Madison Avenue New York, New York 10017	Merrill Lynch Bank USA Merrill Lynch, Pierce, Fenner & Smith Incorporated 4 World Financial Center New York, New York 10080

June 16, 2005

Omnicare, Inc.

1600 RiverCenter II

100 East RiverCenter Boulevard

Covington, Kentucky 41011

Attn: David W. Froesel, Jr.

Senior Vice President and

Chief Financial Officer

Ladies and Gentlemen:

Reference is made to (i) that certain commitment letter agreement (together with all exhibits and schedules thereto, the “Commitment Letter”) dated as of June 3, 2004, as amended by that certain commitment letter amendment, dated as of April 28, 2005, among JPMorgan Chase Bank, N.A. (f/k/a JPMorgan Chase Bank), J.P. Morgan Securities Inc., Lehman Commercial Paper Inc., Lehman Brothers Inc., SunTrust Bank, SunTrust Capital Markets, Inc., Canadian Imperial Bank of Commerce, CIBC World Markets Corp., Merrill Lynch Bank USA and Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the “Commitment Parties”) and Omnicare, Inc., a Delaware corporation (together with each of its subsidiaries, the “Company”), (ii) that certain credit facilities fee letter agreement (the “Fee Letter”), dated as of June 3, 2004, among the Commitment Parties and the Company, and (iii) that certain engagement letter (the “Engagement Letter”), dated as of June 3, 2004, among the Commitment Parties and the Company, in connection with the proposed financing for the acquisition of all of the issued and outstanding common stock of NeighborCare Inc., a Pennsylvania corporation. Capitalized terms used herein and not defined shall have the meanings given to them in the Commitment Letter.

The Commitment Parties and the Company hereby agree that, upon the effectiveness of this letter agreement:

1.    (a) The total commitments of the Commitment Parties with respect to the Revolving Credit Facility (as defined in Exhibit A to the Commitment Letter) shall be increased to $800.0 million from $600.0 million and (b) the total commitments of the Commitment Parties with respect to the 364-Day Facility (as defined in Exhibit A to the Commitment Letter) shall be increased to $1.25 billion from $1.1 billion, such commitments to be allocated among the commitment parties (on a several, and not joint, basis) according to the percentages set forth in Section 1(b) of the Commitment Letter.

2.    The second paragraph of the Commitment Letter shall be amended and restated as follows:

You have advised us that the total funds needed to finance the Acquisition will be approximately $2.0922 billion consisting of the following uses: (i) $1.4571 billion for the acquisition of all of the issued and outstanding common stock of the Acquired Business, (ii) $254.0 million for the refinancing of certain existing indebtedness of the Acquired Business (consisting of $250.0 million for the purchase of the 6.875% senior subordinated notes due 2013 (the “6.875% Notes”) of the Acquired Business and $4.0 million for the refinancing of the existing revolving credit facility of the Acquired Business), (iii) $129.2 million for the refinancing of the existing term loan indebtedness of the Company (based on the amount outstanding under such existing term loans as of March 31, 2005), (iv) approximately $170.0 million for the refinancing of the existing revolving credit facility of the Company (based on the amount outstanding under such revolving credit facility as of March 31, 2005), (v) $28.2 million for the estimated premium payable in connection with the tender for the 6.875% Notes and (vi) $53.7 million for the estimated fees and expenses of the Company. Such funds will be provided from the following sources: (i) approximately $142.2 million (as such amount may be increased to the extent the amount outstanding under the Company’s existing revolving credit facility on the Closing Date exceeds $170.0 million or decreased to the extent the amount under the Company’s existing revolving credit facility on the Closing Date is less than $170.0 million, such adjusted amount, the “Initial Revolver Draw Amount”) of borrowings by the Company under a $800.0 million Revolving Credit Facility, (ii) $700.0 million of borrowings by the Company under a Senior Term Loan Facility and (iii) $1.25 billion of borrowings by the Company under a 364-Day Facility (collectively, the “Credit Facilities”). Following the consummation of the Acquisition, the Company and its subsidiaries will not have any debt outstanding except as described in this paragraph and the debt set forth on Part 1 of Schedule 1 hereto. As used below, the defined term “Company” shall mean both the Company prior to the Acquisition and the Company together with the Acquired Business, after giving effect to the Acquisition.

3.    The third paragraph of the Commitment Letter shall be amended and restated as follows:

You have also advised us that the Tender Offer will be subject to a condition that the Target’s stockholders shall have validly tendered and shall have not properly withdrawn prior to the expiration of the Tender Offer that number of Shares representing, together with the Shares owned by the Company, at least 80% of the total voting power of all the outstanding securities of the Target entitled to vote generally in the election of directors or in a merger, calculated on a fully diluted basis after consummation of the

Tender Offer (the “Minimum Condition”) and that if the Tender Offer is consummated on a date prior to the date on which the Merger is consummated, the total funds needed to finance the Tender Offer will be $1504.9 million (assuming 80.0% of the Shares are tendered) consisting of the following uses: (i) $1165.7 million for the acquisition of 80.0% of the Shares, (ii) $129.2 million for the refinancing of the existing term loan indebtedness of the Company, (iii) $170.0 million for the refinancing of the existing revolving credit facility of the Company and (iv) $40.0 million for the estimated fees and expenses of the Company. We understand that the existing debt of the Acquired Business will not be refinanced until the consummation of the Merger. We understand that the funds needed to finance the Tender Offer will be provided from the following sources: (i) the Initial Revolver Draw Amount of borrowings by the Company under the $800.0 million Revolving Credit Facility, (ii) $700.0 million of borrowings by the Company under the Senior Term Loan Facility and (iii) at least $662.7 million of borrowings by the Company under the $1.25 billion 364-Day Facility. Following the consummation of the Tender Offer, but not the Merger, the Company and its subsidiaries will not have any debt outstanding except as described in this paragraph and the debt set forth on Part 2 of Schedule 1 hereto.

4.    The date “December 31, 2003” set forth in clause (i) of paragraph (d) of Section 1 of the Commitment Letter shall be replaced with the date “December 31, 2004”.

5.    The date “June 30, 2005” set forth in clause (iii) of Section 4 of the Commitment Letter shall be replaced with the date “December 30, 2005”.

6.    Parts 1 and 2 of Schedule 1 to the Commitment Letter shall be amended to delete the word “contingent” from the phrase “4.0% contingent convertible notes, due 2033” in each place it appears therein.

7.    The Term Sheet attached as Exhibit A to the Commitment Letter shall be amended (a) to replace the figure “$600.0 million” with the figure “$800.0 million” in the “Revolving Credit Facility” section on page A-3 thereof; and (b) to replace the figure “$1.1 billion” with the figure “$1.25 billion” in the “364-Day Facility” section on page A-2 thereof.

8.    The table set forth on Annex A-II to the Commitment Letter shall be replaced with the following table (with all definitions set forth below such table remaining the same):

	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status	Level VI Status
Applicable Margin	0.50%	0.625%	0.75%	1.00%	1.25%	1.75%
Commitment Fee	0.125%	0.15%	0.175%	0.225%	0.25%	0.375%
Letter of Credit Fee	0.50%	0.625%	0.75%	1.00%	1.25%	1.75%

9.    The Funding Conditions attached as Exhibit B to the Commitment Letter shall be amended to replace the figure “$30.0” with the figure “$32.0” in clause (c) thereof.

10.    Section 8 of the Engagement Letter shall be amended to replace the figure “$1.1 billion” with the figure “$1.25 billion” in clause (B) thereof.

All references to the Commitment Letter, Engagement Letter or the Fee Letter in the Commitment Letter, the Fee Letter, the Engagement Letter or in the letter regarding sell-down syndication shall be deemed to refer to the Commitment Letter and Fee Letter, as amended hereby.

Except as expressly amended above, all of the terms of the Commitment Letter, the Fee Letter and the Engagement Letter remain in full force and effect. This letter agreement is subject to the confidentiality terms set forth (with respect to the Commitment Letter) in the Commitment Letter. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York. This letter agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed signature page of this letter agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This letter agreement shall become effective only if you shall have returned to each of the Commitment Parties an executed copy hereof and of the letter agreement, dated the date hereof, amending the Fee Letter prior to June 30, 2005.

[signature pages follow]

If you are in agreement with the foregoing, kindly sign and return to us the enclosed copy of this letter.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/S/ GARY L. SPEVACK
Name: Gary L. Spevack
Title: Vice President

J.P. MORGAN SECURITIES INC.

By:	/S/ J. ELY
Name: J. Ely
Title: Managing Director

LEHMAN COMMERCIAL PAPER INC.

By:	/S/ WILLIAM J. HUGHES
Name: William J. Hughes
Title: Authorized Signatory

LEHMAN BROTHERS INC.

By:	/S/ ALEX SADE
Name: Alex Sade
Title: Managing Director

SUNTRUST BANK

By:	/S/ PETER C. VAKY

Name: Peter C. Vaky
Title: Managing Director

SUNTRUST CAPITAL MARKETS, INC.

By:	/S/ PETER C. VAKY

Name: Peter C. Vaky
Title: Managing Director

CANADIAN IMPERIAL BANK OF COMMERCE

By:	/S/ RAY SMITH

Name: Ray Smith
Title: Authorized Signatory

By:	/S/ DOUG CORNETT

Name: Doug Cornett
Title: Authorized Signatory

CIBC WORLD MARKETS CORP.

By:	/S/ DOUG CORNETT

Name: Doug Cornett
Title: Managing Director

MERRILL LYNCH BANK USA

By:	/S/ FRANK STEPAN

Name: Frank Stepan
Title: Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/S/ ANTHONY GIBNEY

Name: Anthony Gibney
Title: Director

Accepted and agreed to as of the

date first above written:

OMNICARE, INC.

By:	/S/ DAVID W. FROESEL, JR.

Name: David W. Froesel, Jr.
Title: Senior Vice President and Chief Financial Officer